EXHIBIT 12.1

MCMURDO LAW GROUP, LLC Matthew McMurdo | 917 318 2865 | matt@nannaronelaw.com	3rd Floor 1185 Avenue of the Americas New York, NY 10036

June 15, 2022

STELLA DIAGNOSTICS, INC.

50 West Broadway, Suite 300

Salt Lake City, Utah 84101

Re: Form 1-A

Ladies and Gentlemen:

I am counsel for Stella Diagnostics, Inc., a Wyoming corporation (the “Company”), in connection with the proposed public offering by the Company under the Securities Act of 1933, as amended, of up to 4,000,000 shares of its Series D Preferred Stock, par value $0.001 per share (“Preferred Stock”), through a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission.

In connection with rendering our opinion as set forth below, I have reviewed and examined originals or copies identified to our satisfaction of the following:

(1) Articles of Incorporation and amendments thereto, of the Company as filed with the Secretary of State of Wyoming;

(2) Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(3) The Offering Statement and the offering circular which is a part thereto; and

(4) The other exhibits of the Offering Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Offering Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that the 4,000,000 shares of Common Stock being offered by the Company under the Registration Statement, when sold, will be legally issued, fully paid and non-assessable pursuant to the laws of the State of Wyoming and the laws of the United States of America.

Matthew McMurdo, Esq.

New York

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I hereby consent to this opinion being included as an exhibit to the Offering Statement and to being named in the Offering Statement.

Very truly yours,

/s/ Matthew McMurdo, Esq.

Matthew McMurdo, Esq.

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